Exhibit 10.13

LEASE DEED

THIS LEASE DEED is made and executed on this the 16th day of December, 2009 at Bangalore.

BETWEEN

(i) DYNASTY DEVELOPERS PRIVATE LIMITED a company incorporated under the Indian Companies Act, 1956 having its registered office at N. Appana Building Heganahalli Post, Kundana Hobli, Nagamangala Village, Devanahalli Taluk, Pin: 562 101, Bangalore District (hereinafter called the “Lessor” which expression shall where the context so requires or admits mean and include its successors and assigns) represented herein by it Authorised representative, Mr. Narpat Singh Choraria of the First Part; AND

(ii) BECEEM COMMUNICATIONS PRIVATE LIMITED, a company incorporated under the Indian Companies Act, 1956 having its registered office at 4th Floor, Embassy Star, New No. 8 Palace Road, Bangalore 560 052 (hereinafter called the “Lessee” which expression shall where the context so requires or admits mean and include its successors and assigns) represented herein by its Managing Director, Mr Rajat Gupta, of the Second Part.

WHEREAS

A. The Lessor represents that it is the sole and absolute owner of all that piece and parcel of immovable property being the entire ground and mezzanine floor of the building known as ‘Embassy Star’ constructed on the property bearing New No. 8, Palace Road, Bangalore - 560 052, measuring 6,727 sft and 4,235 sft respectively, together with 10 four-wheeler and 24 two- wheeler parking slots as more fully described in Schedule A hereto (‘Premises’), with the absolute right to grant a lease of the same.

B. The Lessor further represents to the Lessee that the construction of the Premises has been completed in all respects, in accordance with the sanctioned plan bearing L.P. No. 163/2001-02 dated 22.02.2002 and that the Lessor has obtained an occupancy certificate dated 17.01.2004 and bearing No. 681/2003-04 from the Bangalore Mahanagara Palike in respect of the same.

C. The Lessor has leased the Premises to the Lessee and based on the above representations, the Lessee has taken on lease the Premises from the Lessor vide Lease Deed dated 21st January 2005.

D. The initial lease period shall expire on 20th January 2010 and the Lessee has expressed its intention to renew the Lease for a further period of 05 years and the Lessor has agreed for the same. The Lessor and Lessee (together referred to as the “Parties”) are executing this Deed of Lease to reduce the terms and conditions agreed in respect of the lease of the Premises in writing.

IT IS AGREED:

1. Definitions:

Unless the context herein otherwise provides, the following terms shall have the meanings assigned thereto:

“Lease” or “Agreement” means this Lease Deed, any annexures and schedules attached hereto and any amendments hereto.

“Lease Commencement Date” shall mean 21st January, 2010.

“Parties” shall mean Lessor and Lessee and “Party” shall mean the Lessor or the Lessee.

“Rent” shall mean the monthly rent payable by the Lessee to the Lessor as per Clause 4 hereof for bare shell and furniture, fixtures & equipment.

“Security Deposit” shall mean the interest free refundable security deposit paid by the Lessee to the Lessor as per Clause 6 hereof.

“Taxes” shall mean the taxes and other dues described in Clause 8.

2. Lease Deed

The Lessor agrees to grant unto the Lessee by way of a lease, for business purposes of the Lessee, at the rent hereinafter reserved and on the terms and conditions hereinafter contained complete and uninterrupted enjoyment of the Premises together with the right to use any common areas with other occupants of the Property, if any, plus all necessary access routes and rights of way, including, without limitation, all stairways, lobby areas and elevators, if any (herein the “Common Areas”) subject to the Lessee paying the Rent hereinafter reserved and complying with the terms and conditions hereinafter contained.

The Parties agree to register this Lease Deed, on or before the Lease Commencement Date or any other date as agreed between the Parties. The Lessee shall bear the expenses for registration and stamp duty for registering this renewal Lease Deed.

3. Lease Commencement & Duration

3.1 The renewed lease in respect of the Premises shall commence on 21.01.2010 (“Lease Commencement Date”).

3.2 The duration of the lease, occupancy and use of the Premises by the Lessee will be for a period of 5 (Five) years, commencing from the Lease Commencement Date, with an option to the Lessee to renew the lease for a subsequent period of 3 (Three) years, which option shall be exercised by the Lessee by giving to the Lessor at least 3 (Three) months written notice prior to the expiry of this renewed period of lease. The parties agree to execute and register a fresh lease deed for such renewal and the Lessee shall bear the stamp duty & registration costs for such registration.

4. Rent

4.1 Subject to clause 10 below the Lessee shall pay the Lessor from the Lease Commencement Date, a monthly Rent of Rs.5,67,284/- (Rupees Five Lakhs Sixty Seven Thousand Two Hundred Eighty Four Only) for the bare shell office space before the 5th (Fifth) day of each calendar month in advance, subject to tax deduction.

If the rent is in arrears for period of 2 months during the continuance of the Lease the Lessor shall issue notice to the Lessee requiring the Lessee to make good the default and if the Lessee fails to make good the default within a period of 7 days by effecting payment of the rent together with interest @ 18% (Eighteen Percent) per annum for the delayed period, the Lessor shall be entitled to terminate the Lease and reassume possession and to recover the lease rent and interest thereof from the Security Deposit and seek such other relief and remedies available to the Lessor under law or equity.

4.2 The Rent payable in respect of the Premises shall be subject to an escalation of 15% (Fifteen percent) of the last paid Rent at the end of the first year (i.e., 20.01.2011) and at the end of 4th year (i.e., 20.01.2014).

4.3 The Rent as mentioned in clause 4.1, shall be exclusive of any payment towards power, back up power, telephones, electricity, water and share of common maintenance charges which shall be borne by the Lessee, during the period that the Lessee is in occupation of the Premises. Any arrears in this regard, prior to occupation of the said Premises by Lessee, will be borne by the Lessor.

The Lessor shall charge service tax over and above the lease rent, in terms the currently applicable provisions governing the levy of service tax. The Lessor shall also charge GST or any other tax, whether levied by the Central Government or the State Government or by both, if, as and when these levies become applicable to the transactions covered by this Lease Deed, over and the above the lease rent.

The Lessor shall provide invoices and other necessary documents including but not limited to copies of the relevant GAR-7 challans and copies of the relevant ST-3 returns or any such documents as may be prescribed under the GST law, which may be required by the Lessee, to enable the Lessee to claim a refund of the service tax and/or GST, as applicable, from time to time.

5. Security Deposit

5.1 Subject to clause 10 below the Lessee has, already paid the Lessor an amount of Rs.59,19,480/- (Rupees Fifty Nine Lakhs Nineteen Thousand Four Hundred Eight Only) by way of interest free refundable security deposit (“Security Deposit”).

5.2 The Security Deposit will be refunded by the Lessor to the Lessee, without any interest thereon, on or before termination of or earlier determination of this Lease Deed and on delivery of vacant possession of the Premises by the Lessee to the Lessor.

5.3 If any amount (rental arrears, electricity charges, maintenance charges, etc) payable by the Lessee is not paid by the Lessee to the Lessor, the Lessor shall be entitled to deduct such amounts from the Security Deposit along with interest @ 18% (Eighteen percent) per annum from the date of default without prejudice to the rights of the Lessor to revoke the lease and seek such other relief and remedies available to the Lessor under law or equity.

6. Condition of Premises

On expiry or earlier termination of the Lease, the Lessee shall hand over possession of the Premises to the Lessor in the original condition, subject to normal wear and tear.

7. Peaceful Possession

The Lessor covenants with the Lessee that, on the Lessee duly paying the Rent and complying with the other terms and conditions, the Lessee shall be entitled to complete, uninterrupted and peaceful occupation and quiet enjoyment of the Premises during the subsistence of the lease.

The Lessor hereby covenants that it has free and clear title to the Premises. Further, the Lessor covenants that the building wherein the Premises and the Common Areas are located has heretofore been acquired, developed, constructed and maintained, and hereafter shall be maintained, all in compliance with all applicable laws, regulations and requirements whatsoever including, without limitation, all zoning, building, fire, water, waste, environmental, electrical, health and safety codes, bye-laws, rules and requirements whatsoever (all together herein, the “Local Laws”).

8. Lessor to pay taxes

The Lessor has paid and shall continue to pay all present and future taxes, municipal and local levies, rates, cess, and any other dues (“Taxes”) levied by the Government of Karnataka, the Central Government and/or any other statutory authorities, in respect of the Premises, and the Building including ground rent and property tax, and shall not let them remain in arrears. The Lessor shall also be liable to pay any increase in Taxes.

9. Facilities

The Lessor shall in addition to providing the Premises on lease and performing the covenants herein, shall provide the following facilities, amenities, services and maintenance to the Lessee:

(a) Power: The Lessor shall, during the entire period of the lease or any renewals thereof, ensure that the Premises has a sanctioned electricity and power load at least equivalent to 110 KVA (calculated at 1 KVA / 100 sft office space) in respect to all areas leased to the Lessee and that there are requisite cable/lines so as to ensure regular supply of electricity and power in the Premises and the electric point therein, at no additional cost.

(b) Generator: The Lessor further undertakes to supply 100% (One Hundred Percent) generator set backup to the power requirement listed hereinabove (for the total power requirement of 110 KVA) to the Lessee throughout the term of the lease and any renewals thereof. The Lessee will be responsible to pay for the generator power used as determined by the property management company on cost plus 15% basis. Currently these charges are applicable at the rate of Rs. 14.87 per unit of consumption.

(c) Parking: The Lessor shall initially, during the entire term of the lease or any renewals thereof, allocate 10 reserved four wheeler and 24 two wheeler parking slots for the exclusive use by the Lessee.

The Lessee shall pay a total monthly charges of Rs. 29,000/- for the parking slots computed at the rate of Rs.2000/- per car parking slot per month and Rs. 9,000/- for the two wheeler parking hereby provided.

The monthly parking fee to be paid along with the Rent as mentioned in clause 4.1 above.

(d) Building Maintenance: The cost of maintenance of the Premises shall be borne by the Lessee. The maintenance charges are payable as directed by Embassy Star Unit Owners Association, the property managers for the building. It is understood that the current maintenance charges are estimated to be Rs.4.50/- per square foot per month. Basis for computing maintenance charges is cost plus 15% management fee. Scope of services being provided as part of property management is detailed Annexure 1 to the Lease Deed.

(e) Additional Mezzanine Space: The Lessor has constructed additional temporary space by extending the mezzanine space. The Lessee has paid the Lessor a deposit amounting to Rs.500,000/- towards this. The deposit is refundable to the Lessee on termination of the lease or earlier determination of the lease. There shall be no additional rent or maintenance charges payable for this space.

10. Condition of Premises

10.1 The Parties agree that the Lessee shall bear the cost towards the Furniture, Fixtures and Equipments to be fitted on the Premises. The Lessee shall pay for the same and the Lessee shall be entitled to remove such items upon expiry or earlier termination of the Lease without causing damage to the Premises belonging to the Lessor.

10.2 The Lessee shall on the termination of the Lease or earlier determination thereof hand over all the Premises in the good & original condition save and except normal wear and tear. Any damage to the Premises shall be repaired before delivery of the same to the Lessor.

11. Lessor and Lessee Covenants

11.1 The Lessor shall:

(a) at its own cost carry out structural and / or major repairs including leakage of roof, electricity wiring or bursting of water pipes or defective sewerage system or other such major defects in the Premises and Building, affecting the rights of the Lessee under this Lease upon the Lessee’s request and further the Lessor shall obtain all necessary approvals of the concerned authorities to carry out the repairs as may be required;

(b) at all times during the term of this lease, be responsible to keep the sewers, drains, water pipes, electric cables, wires and supply lines, in relation to the Premises and Building, in order; and

(c) have obtained necessary approvals for sanction of construction of the building for use of commercial purpose vide L.P. No. 163/2001-02 dated 22.02.2002 and the Lessor has secured occupation certificate dated 17.01.2004 and bearing No. 681/2003-04 for occupation of the building constructed.

11.2 The Lessor shall be entitled to mortgage, sell, assign, convey or transfer in any manner the Premises or any part thereof during the Term, subject to the Lessor obtaining from the proposed transferee(s) a written confirmation agreeing to be bound by the terms contained herein.

During the term of the Lease, the Lessor shall also be entitled to seek rental discounting facility of the Premises or any part thereof, subject however, to the condition that such rental discounting by the Lessor during the term of this Lease shall be subject to and without in any way affecting the leasehold rights created in favour of Lessee.

11.3 The Lessee shall :

(a) use the Premises exclusively for business purposes and shall not carry out any unlawful activity or store any hazardous or combustible material which are prohibited under law.

(b) bear and pay electricity charges, water charges and share of common maintenance charges promptly and punctually and without demand and keep the Lessor indemnified against the same.

(c) carry out all minor repair and maintenance of the Premises to keep the Premises in good tenable condition.

(d) on expiry or earlier termination of the Lease to forthwith hand over possession of the Premises to the Lessor in its original condition, subject to normal wear and tear.

(e) pay the income tax deducted at source as per provisions of Section 194(1) of the Income Tax Act and issue the certificate of the taxes so paid to the Lessor within the 10th day of each subsequent month.

11.4 The Lessee and the Lessor have complied with all procedures and formalities prescribed under the Companies Act and its Memorandum of Association and Articles of Association enabling and authorising its representative to enter into this Lease Deed on their behalf and affix its seal hereto.

12. Indemnity

The Lessor hereby represents and warrants that the Lessor is competent to grant the lease and have clear, absolute, unrestricted and unfettered ownership right to the Premises and such Common Areas in the building in which the Premises is situated as are necessary to enable the Lessee to effectively use the Premises. The Lessor hereby agrees to indemnify and keep indemnified the Lessee against any cost and expenses that the Lessee may suffer in the event the Lessee is prevented from using the Premises during the term of this lease due to any default on the part of the Lessor or in the event the Lessee suffers any loss (not being in the nature of direct or indirect business losses or any loss of opportunity or any action in tort) as a consequence of a breach of any provisions of this Lease Deed;

Each of the Parties agrees to pay, hold harmless and indemnify the other Party against any and all damages (not being of the nature of direct or indirect business losses or loss in profits), claims, suits, actions, judgments, costs and/or charges which such other Party may suffer and actually have to pay to any third party or parties which may arise from any failure of the first Party to comply with the terms of this Lease Deed and any of its covenants, warranties and representations herein. Notwithstanding the foregoing, neither Party shall be liable for any special, indirect or consequential damages whatsoever.

13. Lessee’s Entitlement/ Restrictions

13.1 The Lessee shall be entitled to put up any structures, partition, etc., in the Premises without the written consent of the Lessor subject to there being no damage to the Premises. The Lessee shall be entitled to remove any of the furniture, fixtures and equipments belonging to it at the Premises without causing damage to the Premises.

13.2 The Lessee shall be entitled to display and place signage of its name, address, and logo at the spaces allotted by the Lessor during the entire term of the lease or any renewals thereof, free of cost.

13.3 The Lessee shall not be entitled to license or assign or sublet or underlet and/or part with the possession of the Premises, in whole or part, to any third party. However, affiliates, parent companies and subsidiaries of the Lessee shall have the unrestricted right to use the Premises for their business purposes during the term of this lease or any renewal thereof subject to the Lessee complying with all the terms and conditions of the Lease.

14. Inspection

The Lessor or its authorised representatives shall be entitled during the term of the lease to enter the Premises during a reasonable time of a working day upon giving not less than 24 (Twenty Four) hours prior notice of its intention to the Lessee, for the purpose of inspecting the condition of the Premises and for doing necessary repairs, alterations and improvements to the Building. In event of any emergency recognised by both parties to enable the parties hereto to comply with the terms of the lease the requirement of the written notice and the time of 24 hours should be waived.

15. Termination

15.1 Notwithstanding anything else in this Lease Deed, if the Premises shall at any time be destroyed or damaged or become inaccessible due to any act or calamity (“Event”) (which Event is not a result of any act or omission by the Lessee) so as to render the Premises, in whole or in part, unfit for reasonable occupation or inaccessible by the Lessee, then, the Rent and other charges payable hereunder (or a fair proportion thereof according to the nature / extent of the damage sustained) shall be suspended immediately upon the occurrence of such Event until the Premises shall again be rendered accessible and fully fit for occupation. However, if at any time more than ninety (90) days following the occurrence of the Event the Premises shall not have been completely reinstated made accessible and fully fit for occupation, then, either the Lessor or the Lessee as the case may be, may at any time thereafter, upon 3 days prior written notice to the other, terminate the Lease Deed.

15.2 The Lease Deed shall be terminable forthwith at any time upon written notice from the Lessee due to the failure of the Lessor to comply with or observe any of the covenants or fulfill any of their obligations hereunder contained or arising in pursuance thereof.

15.3 In the event of there being any breach of any of the terms by one of the Parties, the other Party shall give 2 (Two) months notice to rectify such breach and in the event of failure to rectify within the said period the other party shall be entitled to terminate the Lease.

15.4 The Lessors shall refund the Security Deposit to the Lessee immediately upon the expiry of the Term or earlier termination of this Lease Deed, simultaneous against the Lessee handing over peaceful vacant possession of the Premises to the Lessors. In the event, the Lessor fails to refund the Security Deposit subject to such deduction as contained herein clause 5.3 upon expiry or earlier termination of this Lease Deed, the Lessor shall be liable to refund the Security

Deposit amount together with an interest @ 18% (Eighteen Percent) per annum to be calculated from the date the amounts become due till the date of actual refund and the Lessee will be entitled to continue to use and occupy the Premises without being liable to pay any rent thereof until the said Security Deposit is refunded along with interest.

15.5 In the event of the Lessee failing to handover possession of the Premises to the Lessor on expiry or earlier termination of the Lease, the Lessee will be liable to pay a penalty of twice the rent (for bare shell and furniture, fixtures & equipment and parking fees) per day for every unauthorized stay on the Premises apart from the monthly lease rent payable.

15.6 Termination of this Lease Deed shall also result in termination of any other agreements entered into pursuant to this Lease Deed with regard to the use of Premises

16. Notices

Notices required to be served by either of the Parties hereto upon the other shall be deemed to have been duly and effectually sent if addressed by Registered Post Acknowledgement Due / Courier at the addresses first hereinabove written and such service shall be deemed to have been effected on the date the Registered Post Acknowledgement Due notice / courier delivery note is received by the addressee.

17. Dispute Resolution

The Parties agree that they intend to discharge their obligations in utmost good faith. They therefore agree that they will, at all times, act in good faith, and make all attempts to resolve all differences howsoever arising out of or in connection with this Deed by discussion. If within fifteen (15) days of the commencement of the discussions the dispute is not resolved the dispute shall be referred to arbitration, provided that (i) Arbitration shall be conducted in accordance with the provisions of the Indian Arbitration and Conciliation Act, 1996, (ii) There shall be one arbitrator nominated jointly by the Parties, failing which there shall be three (3) arbitrators, one each nominated by the Lessor and the Lessee and the other chosen by the two (2) arbitrators so nominated (who shall be persons of professional repute and who are not directly or indirectly connected with the parties) whose appointment shall be agreed between the parties within seven (7) days of the service of an arbitration notice, and (iii) The Parties agree that until the arbitration proceedings are complete, they shall not take their disputes to a Court of Law. All hearings shall be held in Bangalore and the language of the arbitration shall be in English.

18. Modifications

The terms of this Lease Deed shall not be altered or added to nor shall anything be omitted therefrom except by means of a Supplementary Agreement in writing duly signed by the Parties hereto.

19. Stamp Duty

The Stamp Duty payable and Registration charges payable for the registration of the Lease Deed shall be borne and paid by the Lessee and the Lessee shall keep the original and the Lessor shall keep the duplicate thereof.

IN WITNESS WHEREOF the Parties hereto have set their respective hands on the original and one duplicate copy of this Lease Deed hereof the day and year first hereinabove written.

SIGNED AND DELIVERED For DYNASTY DEVELOPERS P LTD		SIGNED AND DELIVERED For BECEEM COMMUNICATIONS P LTD

/s/ Narpat Singh Choraria		/s/ Rajat Gupta
By:	Mr. Narpat Singh Choraria	By:	Mr. Rajat Gupta
Title:	Director	Title:	Managing Director

In the presenceof /s/ B.S. Mohan	In the presence of /s/ S. Srinivasa Murthy

B.S. Mohan No. 150, Infantry Road Bangalore 560 001.	Manager – Administration Beceem Communications Pvt. LTD Embassy Star. 4th Floor No. 8, Palace Road Vasanth Nagar Bangalore, 560 052

SCHEDULE A

All that office premises being on the Ground & Mezzanine Floors measuring 6727 & 4235 square feet of super built area respectively, in the building known as Embassy Star, constructed on property bearing New No. 8, Palace Road, Bangalore - 560 052, together with, common areas and utilities along with 10 exclusive car and 24 two wheeler parking spaces.

ANNEXURE 1

The scope of property management services provided by the Property Management Company shall include all services for common area of the Property as detailed below :

•	Implementation of maintenance management systems to support building operations including dedicated staff (building manager, plumber, electrician and other staff)

•	Housekeeping services for common areas

•	Refuse Removal

•	Pest control & eradication for common areas

•	Maintenance and repair of equipment related to common areas - Generator, Lifts, Pumps, etc

•	Landscaping & gardening

•	Maintenance of external fire safety equipment

•	Security for common areas on 24 / 7 basis

•	Cleaning of external glass & aluminum casing

•	Power for common areas

•	Water consumption for entire building

•	Building repairs & painting

•	Miscellaneous expenses such as water tank cleaning, motor pump service

•	Cost and expense of Building Insurance

•	Common expenses for housekeeping, security, landscaping, etc

•	Maintenance & operation of critical utilities like DG, etc.

The exclusions are the actual running cost including cost of power consumed, back-up power consumed, communications and maintenance of dedicated equipment such as UPS, Air-conditioners.

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